Exhibit 10.1

Walgreens Boots Alliance, Inc. 102 Wilmot Road Deerfield, IL 60015 wba.com

February 4, 2019

Heather Dixon

Dear Heather,

We are pleased to offer you the position of Senior Vice President, Global Controller, reporting to James Kehoe, Executive Vice President and Global Chief Financial Officer. We look forward to you joining our team. As a U.S.-based team member working at the Walgreens Boots Alliance (“WBA”) group level, your employer for payroll, benefits and tax (W-2) purposes will be within the Walgreen Co. U.S. family of companies. The terms of this offer are subject to the final approval of the Compensation Committee of the Board of Directors of WBA. Below are the terms of your offer:

Base Salary. Your salary will be at the annualized rate of $550,000, less all applicable tax withholdings and benefit deductions – paid monthly in accordance with our salaried employee payroll cycle.

Annual Bonus Opportunity. Based on your position, you will be eligible for annual bonuses under the WBA corporate bonus program, which is based on the Company’s fiscal year running from September 1 through August 31. You will be eligible for a pro-rated bonus for the remainder of the current fiscal year. The current bonus target for your position is 70% of your eligible earnings. Your actual bonus each year is subject to Company performance and your individual performance, and all bonuses are subject to the discretion and approval of the Compensation Committee of the WBA Board of Directors.

Long-Term Incentives. You will also be eligible for long-term incentives granted under the terms and conditions of the WBA 2013 Omnibus Incentive Plan. You will be eligible for market-competitive award levels granted at the discretion of the Compensation Committee of the WBA Board of Directors. For your position, long-term incentives currently consist of the programs listed below and a combined target award equal in economic value to $700,000 annually. You will receive your first awards on the next annual grant date following your hire date, subject to approval by the Compensation Committee of the WBA Board of Directors. As shown below, the allocation among the two types of awards is roughly 30% in stock options and 70% in performance shares. In making award decisions each year, the Compensation Committee considers target award levels, budget levels, relative individual performance, and other factors.

Stock Options: Stock options are currently awarded annually. One-third of the award vests each year for three years after the grant date and may be exercised up to 10 years after the grant date. Stock options currently make up 30% of your total annual target award value described above.

Performance Shares: The performance share program provides an award of contingent shares with each year’s grant. Contingent shares are earned and settled in shares of WBA stock at the end of a three-year performance period, and the final award is based on the performance of the Company over that three-year period. Performance shares currently make up 70% of your total target award value described above.

The annual and long-term incentives described above, including program components and target award levels, are subject to adjustments over time, as we continually review our program features to align with market practices and other total rewards objectives.

Other Employee Benefits. See the attached “Overview of Management Benefits,” briefly describing the employee benefits that are applicable.

Relocation. You will be eligible for relocation benefits in accordance with Company policy for management employees.

Non-Compete. As a condition to this offer of employment, and in consideration of your employment with the Company and certain compensation and benefits provided hereunder, you will be required to sign a Non-Competition, Non-Solicitation and Confidentiality Agreement when you begin employment. This is a standard agreement, with certain terms tailored to your area and position. A copy of this Agreement can be provided in advance upon request. A similar agreement may also be included as part of stock option award agreements.

Other Compensation. To assist with your transition to the new role, you will receive the following sign-on incentive:

•	You will receive a one-time sign-on bonus of $15,000. This will be paid as soon as practicable following your first day of employment and will be subject to normal tax withholdings.

Your start date is to be determined. On your start date, please bring proof of your identity and eligibility for employment, a list of acceptable documents is enclosed.

Our offer of employment will remain open for seven days from the date of this letter, and is contingent on your passing a pre-employment applicant background check and a pre-employment drug screen under our Drug Free Work Place Policy. It is our policy that the pre-employment drug screen test be completed within 48 hours of receiving this offer packet. You can find your nearest drug testing location by calling 1-800-877-7484 or at questdiagnostics.com. Enclosed are the “Forensic Drug Testing Custody and Control Form” and the “Drug Test Consent/Release Form”. Please complete and return the consent/release form with the offer letter. Please bring the Forensic Drug Testing Custody and Control Form with you to the drug test facility along with a valid photo I.D. accepted by the state.

If you want to accept this offer of employment, please sign your name on the line below, fill in the date, and return the signed letter in the enclosed envelope. The duplicate of this letter is for your records. By signing below, you are confirming that no actual breach, threatened breach or other violation of any past, current or contemplated oral or written contractual arrangement to which you are a party (including, but not limited to, any non-compete, non-solicitation or confidentiality agreement with any former employer) has or will occur by virtue of your acceptance of this offer of employment or your performing services for WBA. Failure to comply can result in the rescission of this offer or termination of employment.

You should not consider our offer of employment to be a contract or guarantee of indefinite employment. Employment at the Company is at will, for no definite term, and is subject to Company policies, which can be changed from time to time.

If you have any questions please call me at +44 (0) 7469 409281.

Sincerely,

/s/ Lisa Hare

Lisa Hare

Vice President, Global Talent Acquisition

Walgreens Boots Alliance

Enclosures

cc: James Kehoe

I accept the offer of employment and understand that the offer is not intended to be a guarantee of continued employment.

Name: /s/ Heather Dixon                                                  Date: Feb. 4, 2019